UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2009

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdictionof incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439
(Address of principal executive offices and zip code)

(952) 947-7777
(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation
Current Report on Form 8-K

ITEM 8.01. OTHER EVENTS.

On July 9, 2009, Regis Corporation (Regis) announced that yesterday evening it entered into an agreement to sell $150 million aggregate principal amount of its 5.0% convertible senior notes due 2014, and an agreement to sell 11,500,000 shares of its common stock at $12.37 per share, which was the closing price per share on July 8, 2009.  In addition, Regis has granted the underwriters an over-allotment option to purchase up to an additional $22.5 million aggregate principal amount of notes, and up to an additional 1,725,000 shares of common stock, on the same terms and conditions.

The notes will be unsecured, senior obligations of Regis and interest will be payable semi-annually at a rate of 5.0% per year. The notes will mature on July 15, 2014. The notes will be convertible subject to certain conditions at an initial conversion rate of 64.6726 shares of Regis common stock per $1,000 principal amount of notes (representing an initial conversion price of approximately $15.46 per share of Regis common stock), subject to adjustment in certain circumstances.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NUMBER

99.1	Regis Corporation News Release dated July 9, 2009

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: July 9, 2009	By:	/s/ Eric Bakken
Name: Eric Bakken, Title: Secretary

EXHIBIT INDEX

EXHIBIT NUMBER

99.1	Regis Corporation News Release dated July 9, 2009